Exhibit 10.11C
AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is dated December 31, 2008, between THERAGENICS CORPORATION, a Delaware corporation (the “Company”) and M. CHRISTINE JACOBS, an individual resident of Georgia (the “Executive”).

INTRODUCTION:

The Company and the Executive entered into that certain employment agreement dated April 13, 2000, as amended (the “Employment Agreement”).  The parties hereto now desire to amend the Employment Agreement to comply with Section 409A of the Internal Revenue Code.

NOW, THEREFORE, and in consideration of the Executive’s continued employment with the Company, the Company and the Executive hereby mutually agree that the Employment Agreement is amended as follows:

1.     By adding the following to the end of Section 9(c):

“(i)           If the Company wishes to terminate the Executive’s employment as a result of a Disability, the Company must provide the written Notice of Termination at least thirty (30) days in advance of the Date of Termination.

(ii)            If the Executive wishes to terminate her employment for Good Reason, the Executive must give written Notice of Termination at least ten (10) days before the Date of Termination; provided, however, that if the Company cures the event within such ten (10) day period, the Executive may not resign for Good Reason.

(iii)           If the Executive wishes to terminate her employment without Good Reason, the Executive must give written Notice of Termination at least two (2) weeks before the Date of Termination; provided, in the sole discretion of the Company, the Company may waive such notice.

(iv)           If the Company wishes to terminate the Executive’s employment without Cause, the Company must give the Executive written Notice of Termination at least two (2) weeks before the Date of Termination.

(v)           If the Company wishes to terminate the Executive’s employment for Cause, the Company may terminate the Executive’s employment as soon as the Notice of Termination is given.”

2.             By deleting the existing language of Section 10(a)(i), 10(c)(i) and 10(d)(i) and inserting in lieu thereof the following language:

“payment of all Accrued Obligations;”

3.             By adding the following to the end of Section 10(a)(ii) before the semicolon:

“, which sum shall be payable in one lump sum in cash as soon as practicable but no later than ninety (90) days following the Date of Termination, provided, however, that if the Executive is a ‘specified employee’ within the meaning of Code Section 409A, then to the extent required to avoid a tax under Code Section 409(A), payment shall be delayed until six (6) months after the Date of Termination, and provided further, that any payment made after the Date of Termination will be increased by interest at the applicable federal rate under Code Section 1274(d) from the Date of Termination until the date of payment”.

4.             By deleting the existing language of Sections 10(a)(iv) and 10(c)(iii) and adding in lieu thereof the following language:

“two (2) times the annual amount that the Company most recently paid to Executive to allow Executive to purchase supplemental long-term disability insurance and the related tax gross-up thereon paid by the Company, payable at the same time as the payment in Section 10(a)(ii) (with interest as provided in Section 10(a)(ii)), and continued group health (including dental) plan coverage (other than under a flexible spending arrangement) for Executive (and Executive’s spouse and eligible dependents to the extent they were covered before the Date of Termination) which is generally available to executive officers of the Company, for a period of two (2) years from the Date of Termination at the same cost to the Executive as is charged to other executive officers of the Company from time to time for comparable coverage; provided, however, that the Company may require the Executive to make an election pursuant to COBRA to continue such group health plan coverage, and provided that if any group health plan is a self-insured health plan subject to Section 105(h) of the Internal Revenue Code or the plan is an insured plan and the insurer does not consent to continuing coverage after the COBRA continuation coverage period, the Company will in lieu of such coverage in the case of a self-insured plan or in lieu of such coverage after the COBRA continuation period in the case of an insured plan, pay Executive a dollar amount equal to the excess of the COBRA premium over the premium that would be paid by an actively employed executive officer for the same group health plan coverage, plus a tax gross-up equal to seventy five percent (75%) of such dollar amount, and in such event, such amount will be paid on a monthly basis as and when COBRA premiums are or would be due, except that if the Executive is a ‘specified employee’ within the meaning of Code Section 409A, to the extent required to avoid a tax under Code Section 409A, all payments will be delayed until six (6) months following the Date of Termination.”

5.             By adding the following to the end of the last sentence of Section 13(d), the end of the first sentence of section 13(e), and the end of the second sentence of Section 13(e):

“provided, however, that payment will be made no later than the end of the next year following the year in which Executive remits the related taxes.”

6.             By deleting the existing language of Section 17(b) therefrom and inserting in lieu thereof the following:

“ ‘Accrued Obligations’ shall mean:

(i)            the Executive’s full Base Salary through the Date of Termination, which shall be payable in accordance with the Company’s ordinary payroll practices,

(ii)           any unpaid but accrued Annual Bonus, which shall be paid in accordance with the timing requirements of the applicable bonus plan or the Company’s normal timing for paying bonuses,

(iii)           the product of the Annual Bonus paid to the Executive for the last full fiscal year of the Company and a fraction, the numerator of which is the number of days in the current fiscal year of the Company through the Date of Termination, and the dominator of which is 365, which shall be payable as soon as practicable but no later than ninety (90) days following the Date of Termination, provided, however, that if the Executive is a ‘specified employee’ within the meaning of Code Section 409A, then to the extent required to avoid a tax under Code Section 409A, payment shall be delayed until six (6) months after the Date of Termination, except in the event of death, and provided further that the payment will be increased by interest at the applicable federal rate under Code Section 1274(d) from the Date of Termination to the date of payment,

(iv)           any compensation previously deferred by the Executive (together with accrued earnings thereon) and not yet paid by the Company, payable at the time and in accordance with the provisions of the applicable plan or agreement,

(v)           any accrued vacation pay for the current year not yet paid by the Company, payable as soon as practicable but no later than ninety (90) days following the Date of Termination, provided, however, that if the Executive is a ‘specified employee’ within the meaning of Code Section 409A, then to the extent required to avoid a tax under Code Section 409A, payment shall be delayed until six (6) months after the Date of Termination, except in the event of death, and provided further that the payment will be increased by interest at the applicable federal rate under Code Section 1274(d) from the Date of Termination to the date of payment,

(vi)           any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable employee benefit plans or policies of the Company, payable in accordance with the terms of such plans or policies, and

(vii)          any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with the reimbursement policy of the Company described in Section 5(a), payable in accordance with the Company’s policy.”

7.             By deleting the existing language of Section 17(p) and inserting in lieu thereof the following:

“ ‘Date of Termination’ shall mean the date of the Executive’s ‘separation from service’ within the meaning of Code Section 409A.”

8.             By adding the following new Section 17(y):

“ ‘Code’ means the Internal Revenue Code of 1986, as amended.”

9.             By adding the following new Section 17(z):

“ ‘Termination of employment’ and similar terms shall refer solely to a ‘separation from service’ within the meaning of Code Section 409A.”

Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment as of the day and year first above written.

THERAGENICS CORPORATION:

By: /s/ Bruce W. Smith

Print Name: Bruce W. Smith

Title: Secretary

M. CHRISTINE JACOBS:

/s/ M. Christine Jacobs

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